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                      May 12, 2020

       Kevin Speed
       Chief Accounting Officer
       Avaya Holdings Corp.
       4655 Great America Parkway
       Santa Clara, CA 95054

                                                        Re: Avaya Holdings
Corp.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2019
                                                            Filed November 29,
2019
                                                            File No. 001-38289

       Dear Mr. Speed:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing